Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in this Amendment No. 3 to this Registration Statement of Extra Space Storage Inc. on Form S-11 of our report dated February 20, 2004, relating to the statement of revenues and certain expenses of Devon/Boston, LLC for the year ended December 31, 2003. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/S/    TIMPSON GARCIA, LLP

Oakland, California

July 28, 2004